Exhibit 10.25

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

Reference is made to that certain Loan and Security Agreement dated as of March 22, 2007 (the “Loan and Security Agreement”) between the undersigned Primoris Corporation (the “Borrower”) and LaSalle Bank National Association (the “Bank”). All capitalized terms used herein without definition shall have the same meanings herein as those terms have in the Loan and Security Agreement. The Borrower and Bank hereby amend the Loan and Security Agreement as set forth below.

1.  The definition of “Change in Control” in Section 1.1 of the Loan and Security Agreement is hereby deleted and the following is inserted therefore:

“Change in Control” shall mean if Brian Pratt shall cease to own and control, directly or indirectly, at least 25% of the outstanding Capital Securities of the Borrower. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

2.  Section 10.1 of the Loan and Security Agreement is hereby deleted in its entirety and the following is inserted therefore:

Tangible Net Worth. As of the end of each of its fiscal quarters, the Borrower shall maintain Tangible Net Worth in an amount not less than Thirty-Five Million and 00/100 Dollars ($35,000,000.00). The Tangible Net Worth shall be reset annually commencing with the Fiscal Year ending December 31, 2009 to increase by Forty Percent (40%) of the prior Fiscal Year’s Net Income. Investments in any Subsidiary, Affiliate and third party entity, which is not either (a) Born Heaters Canada, or (b) a Guarantor, in excess of Ten Million and 00/100 Dollars ($10,000,000.00) shall be deducted from Tangible Net Worth.

3.  The first sentence only of Section 10.4 of the Loan and Security Agreement is hereby deleted and the following is inserted therefore:

The Borrower shall not incur Capital Expenditures in an amount greater than Twelve Million and 00/100 Dollars ($12,000,000.00) for Fiscal Year 2008 and Eight Million and 00/100 Dollars ($8,000,000.00) for Fiscal Year 2009.

4.  The Bank hereby waives Section 9.4(a) of the Loan and Security Agreement and consents to the merger (the “Merger”) between the Borrower and Rhapsody Acquisition Corp. with the surviving entity to be called “Primoris Corporation.” The Bank’s waiver of Section 9.4(a) of the Loan and Security Agreement applies to the Merger only and does not constitute a future waiver of any other merger or consolidation, purchase or other acquisition as described in Section 9.4(a) of the Loan and Security Agreement. The Bank further consents to the Borrower’s distribution prior to the Merger of up to Fifty Million and 00/100 Dollars ($50,000,000.00) of cash to existing shareholders of the Borrower.

Except as specifically amended herein, the Loan and Security Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Loan and Security Agreement or in any other instrument or document executed in connection therewith, any reference in any such items to the Loan and Security Agreement being sufficient to refer to the Loan and Security Agreement as amended hereby.

This Amendment may be executed in counterpart, and by facsimile and by the different parties on different counterpart signature pages, which taken together shall constitute one and the same Agreement. This Amendment shall be governed by internal laws of the State of Illinois.

Dated as of this 11th day of July, 2008

LA SALLE BANK NATIONAL ASSOCIATION

By:	/s/ Brian Peterson
Brian Peterson

Its:	Senior Vice President

PRIMORIS CORPORATION

By:	/s/ John P. Schauerman
John P. Schauerman

Its:	Senior Vice President